Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 20, 2017

ACME UNITED REPORTS THIRD QUARTER RESULTS

FAIRFIELD, CT. – October 20, 2017 – Acme United Corporation (NYSE American:ACU) today announced that net sales for the third quarter ended September 30, 2017 were $33.8 million, compared to $31.9 million in the comparable period of 2016, an increase of 6%. Net sales for the nine months ended September 30, 2017 were $100.4 million, compared to $98.2 million in the same period in 2016, an increase of 2%.

Net income for the quarter ended September 30, 2017 was $1.2 million, or $0.32 per diluted share, compared to $1.5 million, or $0.40 per diluted share, for the 2016 period, a 19% decrease in net income and 20% decrease in earnings per share. Net income for the nine months ended September 30, 2017 was $4.7 million, or $1.25 per diluted share, compared to $5.3 million, or $1.49 per diluted share, in last year’s comparable period, an 11% decrease in net income and 16% decrease in earnings per share.

Chairman and CEO Walter C. Johnsen said, “We have been growing our on-line sales in excess of 100% annually for the past three years, and they now have a significant impact on our revenues. However, we experienced softer than anticipated back-to-school sell through from many of our big box retailers, which were not offset by our on-line growth. Additionally, we had a delay in new product placement with a major retailer from the third quarter to the fourth quarter. Sales of our first aid products in the third quarter were even with last year due to a shift in a major promotion to the fourth quarter of 2017. Our sales of Cuda fishing tools and Camillus hunting knives were impacted in September by the three major hurricanes that hit the U.S. and the Caribbean.”

“We have also incurred additional warehousing and logistics expenses due to the small packages and frequent shipping of our on-line business. We are addressing these costs with new software, improved warehouse layouts, optimized packaging, and better freight rates. While we continue to expect our seventh consecutive year of record sales in 2017, due to the sales shortfall in the third quarter and the warehouse inefficiencies, we now expect annual earnings to be below last year’s. We are therefore adjusting our guidance for the 2017 year to $133 million in revenues, $5.6 million in net income, and $1.48 earnings per share.”

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In the U.S. segment, net sales for the quarter ended September 30, 2017 increased 5% compared to the same period in 2016. Net sales for the first nine months of 2017 grew 2% over the comparable period in 2016. The soft back-to-school sales affected growth for the nine months. Our acquisition of Spill Magic assets in February 2017 contributed $1.8 million in net sales in the third quarter, and $4.8 million year to date.

Net sales in Canada for the three months ended September 30, 2017 increased 5% in U.S. dollars and were constant in local currency compared to the prior-year period. Net sales for the nine months ended September 30, 2017 decreased 2% in U.S. dollars and 1% in local currency compared to the same period in 2016.

Net sales in Europe for the three months ended September 30, 2017 increased 15% in U.S. dollars and 8% in local currency compared to the same period in 2016. Net sales for the nine months ended September 30, 2017 increased 18% in both U.S. dollars and local currency compared to last year’s period due to market share gains in the office products channel.

Gross margin was 36.2% in the three months ended September 30, 2017 compared to 37.2% in the same period in 2016. The lower gross margin was primarily due to customer and product mix, and increased costs in distribution due to on-line sales. Gross margin was 37.1% for the nine months ended September 30, 2017 compared to 36.4% for last year’s comparable period.

The Company’s long-term debt less cash on September 30, 2017 was $38.9 million compared to $33.4 million on September 30, 2016. During the twelve-month period ended September 30, 2017, the Company paid approximately $7.2 million for the acquisition of the assets of Spill Magic and distributed $1.4 million in dividends on its common stock. During the twelve-month period, the Company generated $3.2 million in free cash flow.

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Acme United will hold a conference call to discuss its quarterly results, which will be broadcast over the Internet on Friday, October 20, 2017, at 11:00 a.m. EDT. To listen or participate in a question and answer session, dial 888-417-2254. International callers may dial 719-325-4800. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit®, DMT® and Spill Magic®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2017

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2017	September 30, 2016

Net sales	$33,785	$31,913
Cost of goods sold	21,559	20,050
Gross profit	12,226	11,863
Selling, general, and administrative expenses	10,277	9,723
Income from operations	1,949	2,140
Interest expense, net	365	247
Other expense, net	17	65
Total other expense, net	382	312
Income before income tax expense	1,567	1,828
Income tax expense	366	355
Net income	$1,201	$1,473

Shares outstanding - Basic	3,373	3,324
Shares outstanding - Diluted	3,794	3,641

Earnings per share basic	$0.36	$0.44
Earnings per share diluted	0.32	0.40

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2017 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2017	September 30, 2016

Net sales	$100,380	$98,198
Cost of goods sold	63,107	62,455
Gross profit	37,273	35,743
Selling, general, and administrative expenses	30,243	28,008
Income from operations	7,030	7,735
Interest expense, net	948	642
Other (income) expense, net	(43)	38
Total other expense, net	905	680
Income before income tax expense	6,125	7,055
Income tax expense	1,418	1,750
Net income	$4,707	$5,305

Shares outstanding - Basic	3,351	3,329
Shares outstanding - Diluted	3,765	3,562

Earnings per share basic	$1.40	$1.59
Earnings per share diluted	1.25	1.49

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2017

(Unaudited)

Amounts in $000's	September 30, 2017	September 30, 2016

Assets:
Current assets:
Cash and cash equivalents	$7,021	$6,272
Accounts receivable, net	31,579	25,909
Inventories	36,799	38,117
Prepaid and other current assets	2,449	1,995
Total current assets	77,847	72,293

Property and equipment, net	9,449	7,893
Goodwill	3,948	1,406
Intangible assets, net	18,929	16,768
Other assets	765	1,012
Total assets	$110,938	$99,372

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$8,463	$6,748
Other current liabilities	5,520	6,597
Total current liabilities	13,983	13,345
Bank debt	45,969	39,706
Other non current liabilities	265	574
	60,217	53,625
Total stockholders' equity	50,720	45,747
Total liabilities and stockholders' equity	$110,938	$99,372

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